Exhibit 10.1

STANDBY EQUITY DISTRIBUTION AGREEMENT (SEDA)

January 2, 2014

Textmunication Holdings, Inc.
1940 Contra Costa Blvd.
Pleasant Hill, CA. 94523

On the terms and subject to the conditions set forth below, Creative Capital Ventures Ltd.("Creative ") (the "Investor") commits the Investor to purchase up to One Million Dollars ($1,000,000) of common stock of Textmunication Holdings, Inc. (the "Issuer") on the principal terms set forth below under a Standby Equity Distribution Agreement. The material terms of the offering are set forth below:

Issuer	Textmunication Holdings, Inc.

Investor	Creative Capital Ventures Ltd. (BVI)

Securities	Common Stock

Commitment Amount The Investor shall commit to purchase up to $1,000,000 of Common Stock of the Issuer over the course of 36 months after the date that a registration statement for the shares to be issued pursuant to the SEDA is first declared effective (the "Effective Date"). The Issuer shall have the right, but not the obligation, to sell Common Stock to the Investor.

Each right to sell Common Stock is called an "Advance."

Maximum Advance Amount

Each Advance shall be in an amount determined by the Company, but not to exceed $25,000 or an amount mutually agreed upon by both parties. In no event can the advance amount exceed 20% of the dollar value of the preceding 5 day (of Advance Notice) average trading volume (VWAP). En addition, in no event shall the number of shares issuable to the Investor pursuant to an Advance cause the Investor to own in excess of Nine and Nine Tenths Percent (9.9%) of the then outstanding Common Stock of the Company.

Advance Notice
In order to request an Advance, the Issuer will submit a written notice (an "Advance Notice") to the Investor. The Advance Notice will specify the amount of the Advance. Advance Notices may be delivered to the Investor every 10 trading days after the Common Stock is registered with the Securities and Exchange Commission. The date the Advance Notice is delivered to the Investor is called an "Advance Notice Date."

Purchase Price
The issuer will sell to the Investor the Common Stock at a purchase price equal to 75% of market price.

Market Price
The Market Price is the lowest closing bid price of the Common Stock during the Pricing Period as reported by otcmarkets.com

Pricing Period
The period of 5 consecutive trading days commencing on the trading day immediately following the Advance Notice Date.

Advance Notice Date
The Advance Notice Date is the date on which the Company issues the Investor an Advance Notice.

Advance Date
The Advance Date is the date on which the sale of the Common Stock and the payment of the Purchase Price are completed. Each Advance Date will be on the first trading day after the end of the relevant Pricing Period. On each Advance Date, the Issuer will cause the delivery of whole shares of common stock to the Investor or its designees via DWAC, against payment therefore to the Issuer's designated account by wire transfer of immediately available funds.

No Short Sales
The Investor will not, and will cause its affiliates not o, engage in any short sales with respect to the Common Stock.

Registration Rights
All of the shares issuable pursuant to the SEDA (the "Registrable Securities") shall be subject to registration rights pursuant to which the Issuer shall file a registration statement to register a minimum of 20,000,000 shares of common stock and use its best efforts to have such registration statement declared effective. The Issuer shall continuously maintain the effectiveness of the registration statement until all of the Registrable Securities have been sold, or may be sold without restriction pursuant to Rule 144. The Issuer shall pay all offering expenses in connection with maintaining an effective registration statement.

Confidentiality
This term sheet is strictly confidential. The parties hereto acknowledge that, under the existing circumstances, no public disclosure of this terms sheet or the SEDA is necessary, None of the parties hereto shall make any public statements regarding the existence of this term sheet or the terms hereof, the SEDA and the identity of the Investor, except (i) as the parties hereto mutually agree (including the language on any disclosure), or (ii) until such time as one party determines, based on the advice of counsel, that a public announcement is required by law or regulation, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto.

If the terms and conditions contained herein are satisfactory, please sign as indicated below. We appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

Sincerely,

CREATIVE CAPIALT VENTURES, LTD.

By:	/s/ Julius Csurgo
Name:	Julius Csurgo
Title:	Managing Director

AGEED TO AND ACCEPTED:

Textmunication Holdings, Inc.

By:	/s/ Wais Asefi
Name:	Wais Asefi
Title:	President